EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement of Sandy Spring Bancorp, Inc. on Form S-8 of our report, dated January 22, 2004, relating to the consolidated balance sheet of Sandy Spring Bancorp, Inc. as of December 31, 2003, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for the years ended December 31, 2003, which report appears on page 55 of the Sandy Spring Bancorp, Inc. 2003 Annual Report on Form 10-K.

/s/ McGladrey & Pullen, LLP

Frederick, Maryland
July 9, 2004